Exhibit (g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF (formerly Amplify YieldShares CWP Dividend & Option Income ETF)

Amplify Transformational Data Sharing ETF

Amplify Lithium & Battery Technology ETF (formerly Amplify Advanced Battery Metals and Materials ETF)

Amplify BlackSwan Growth & Treasury Core ETF

Amplify International Online Retail ETF

Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF

Amplify High Income ETF

Amplify Pure Junior Gold Miners ETF